EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of Scilex Holding Company (the “Registration Statement”) of our report (which report includes an explanatory paragraph relating to Scilex Holding Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 31, 2025 (August 4, 2025 as to the last paragraph of Note 14, Subsequent Events) relating to the consolidated financial statements of Scilex Holding Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

Walnut Creek, California

February 13, 2026